Exhibit 3.2

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK OF
HYZON MOTORS INC.

Hyzon Motors Inc., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, the “Certificate”), and pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate and the Third Amended and Restated By-Laws of the Corporation (as amended and/or restated from time to time, the “By-laws”), and in accordance with Section 151 of the DGCL, there is hereby created, out of the 10,000,000 shares of preferred stock (the “Preferred Stock”), par value $0.0001 per share, of the Corporation remaining authorized, unissued and undesignated, one (1) share of Series A Preferred Stock, par value $0.0001 per share, which share shall be uncertificated and have the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof:

(1)          Voting. Except as provided in this Section (1) or as required by law, the Series A Preferred Stock shall not entitle the holder thereof, as such, to vote on any matter. At any meeting of stockholders of the Corporation at which the assignment of assets for the benefit of creditors or the liquidation and dissolution of the Corporation is submitted to a vote (a “Dissolution Meeting”) of the holders of common stock, par value $0.0001, of the Corporation (the “Common Stock”), (i) the Series A Preferred Stock shall entitle the holder thereof, as such, to vote together with the holders of Common Stock (and any other class or series of capital stock of the Corporation entitled to vote thereon together with the Common Stock), as a single class, on any proposal to approve (x) resolutions approving and authorizing the Board of Directors’ determination to effect the transfer of all or substantially all of the Corporation’s assets through an assignment for the benefit of creditors (the “Assignment Proposal”), (y) the liquidation and dissolution of the Corporation and any related plan of liquidation and dissolution (“Dissolution Proposal”), or (z) any other matter the Board of Directors determines (in its sole discretion) is related to an Assignment Proposal or a Dissolution Proposal (each of the proposals described in the foregoing clauses (x) through (z), a “Voting Proposal”) submitted to a vote of the holders of Common Stock, and (ii) the voting power of the Series A Preferred Stock with respect to any Voting Proposal submitted to a vote of the holders of Common Stock thereat shall be determined in accordance with clauses (a), (b) and (c) of this Section (1).

(a)          To the extent the holder of the Series A Preferred Stock votes in accordance with the following formula, on each Voting Proposal submitted to a vote of the holders of Common Stock at a Dissolution Meeting, the Series A Preferred Stock shall entitle the holder thereof, as such, to cast a number of votes equal to the number of shares of Common Stock outstanding on the record date for determining the stockholders entitled to vote at such Dissolution Meeting (such number of votes, the “Votes”):

The holder of the Series A Preferred Stock shall cast all of the Votes “for” any Voting Proposal if the number of shares of Common Stock present, in person or by proxy, at such Dissolution Meeting, that voted “for” such Voting Proposal is greater than the aggregate number of shares of Common Stock present, in person or by proxy, entitled to vote thereon at such Dissolution Meeting, that voted “against” or “abstain” on such Voting Proposal.

(b)          In the event the holder of the Series A Preferred Stock purports to cast, in person or by proxy, the Votes on any matter at such Dissolution Meeting in a manner other than as provided in clause (a) of this Section (1), then such clause shall not apply with respect to such matter, and the Series A Preferred Stock shall not entitle the holder thereof, as such, to vote on such matter; provided, however, that, notwithstanding this clause (b), for purposes of determining the existence of a quorum at a Dissolution Meeting, the Series A Preferred Stock shall be deemed to entitle the holder thereof, as such, to have the voting power that is equal to the Votes.

(c)          Notwithstanding the foregoing clauses (a) and (b) of this Section 1, following the receipt of stockholder approval of the assignment for benefit of creditors and dissolution of the Corporation at a Dissolution Meeting, the Series A Preferred Stock shall not entitle the holder thereof, as such, to vote on any matter, except as required by law.

(2)          Ranking. The Series A Preferred Stock shall, with respect to rights upon a liquidation, dissolution or winding up of the Corporation, rank (i) senior to the Common Stock and any other class or series of capital stock established by the Corporation in the future, the terms of which specifically provide that such series ranks junior to the Series A Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (ii) on parity with any class or series of capital stock that the Corporation may establish in the future the terms of which specifically provide that such class or series ranks on parity with the Series A Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, and (iii) junior to any class or series of capital stock established by the Corporation in the future, the terms of which specifically provide that such class or series ranks senior to the Series A Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

(3)          Dividends and Liquidating Distributions. No dividends shall be paid on the Series A Preferred Stock. Subject to the prior rights of any other class or series of capital stock of the corporation, upon a liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall entitle the holder thereof, as such, to $0.01 (payable out of funds legally available therefor) before any distribution or payment shall be made to the holders of Common Stock. Solely for purposes of this paragraph, neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation with any other entity, shall be deemed to be a dissolution, liquidation or winding up of the Corporation, and the holder of the Series A Preferred Stock shall not be entitled to receive any consideration for such Series A Preferred Stock in respect thereof.

(4)          Redemption. Immediately following the Dissolution Meeting, the Series A Preferred Stock shall be automatically redeemed for an aggregate amount of $0.01, payable in cash and only out of funds legally available therefor.

(5)          Transfer Restriction. The Series A Preferred Stock shall be uncertificated. The holder of the Series A Preferred Stock shall not transfer such share (by sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, bequest, devise or descent, by operation of law or by any other transfer or disposition of any kind, including to any receivers, creditors, trustees in bankruptcy or other insolvency proceeding) to any other person or entity without the prior written consent of the Board of Directors acting in its sole discretion; provided that the foregoing shall not prohibit the grant or delivery of a proxy to any person designated by the Corporation in connection with any vote at a Dissolution Meeting. A purported transfer in violation of this paragraph shall be null and void ab initio. The notice required by Section 151(f) of the General Corporation Law of the State of Delaware shall contain a conspicuous legend of the restriction contemplated by this paragraph.

(6)          Amendments. In addition to any vote required by law or provided by the Certificate, any amendment to the provisions of this Certificate of Designation shall require the approval of the holder of the Series A Preferred Stock, voting as a separate class.

In witness whereof, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer on the date set forth below.

HYZON MOTORS INC.

By:	/s/ John Zavoli
Name:	John Zavoli
Title:	General Counsel & Chief Legal Officer

Dated:	February 27, 2025